EXHIBIT 16.1

January 30, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

Lash, Inc. (formerly known as “Cassidy Ventures, Inc.”) (the “Company”) provided to us a copy of the Company’s response to Item 4.01 of Form 8-K, dated January 27, 2017. We have read the Company’s statements included under Item 4.01 of its Form 8-K and we agree with such statements insofar as they relate to our firm.

Yours truly,

/s/ LBB & ASSOCIATES LTD., LLP LBB & ASSOCIATES LTD., LLP